UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2015, Lilis Energy, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Heartland Bank, as administrative agent, and the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”).

The Credit Agreement provides for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, which principal amount may be increased to a maximum principal amount of $50,000,000 at the request of the Company pursuant to an accordion advance provision in the Credit Agreement (the “Term Loan”). Funds borrowed under the Credit Agreement may be used by the Company to (i) purchase oil and gas assets, (ii) fund certain Lender-approved development projects, (iii) fund a debt service reserve account, (iv) pay all costs and expenses arising in connection with the negotiation and execution of the Credit Agreement, and (v) fund the Company’s general working capital needs.

The Term Loan bears interest at a rate calculated based upon the Company’s leverage ratio and the “prime rate” then in effect. In connection with its entry into the Credit Agreement, the Company also paid a nonrefundable commitment fee in the amount of $75,000, and agreed to issue to the Lenders 75,000, 5-year warrants for every $1 million funded. An initial warrant to purchase up to 225,000 shares of the Company’s common stock at $2.50 per share was issued in connection with closing.

The Company has the right to prepay the Term Loan, in whole or in part, subject to certain conditions. If the Company exercises its right to prepay under the Credit Agreement prior to January 8, 2016, it will be assessed a prepayment premium in an amount equal to 3% of the amount of such prepayment. If the Company exercises its right to prepay under the Credit Agreement after January 8, 2016, such prepayment shall be without premium or penalty.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The Credit Agreement also contains financial covenants with respect to the Company’s (i) debt to EBITDAX ratio and (ii) debt coverage ratio. In addition, in certain situations, the Credit Agreement requires mandatory prepayments of the Term Loans, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and the Company’s receipt of proceeds in connection with insurance claims.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On January 13, 2015, the Company issued a press release announcing its entry into the Credit Agreement. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto.

99.1	Press Release of Lilis Energy, Inc. dated January 13, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2015	LILIS ENERGY, INC.

	By:	/s/ Eric Ulwelling
Chief Financial Officer

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